UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2015

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3055 Hunter Road San Marcos, TX	78666
(address of principal executive offices)	(zip code)

214-701-8779
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective September 11, 2015, Daniel F. Carlson joined the board of directors of Quantum Materials Corp. Mr. Carlson is a finance executive with a track record in financing and managing companies from inception through public listing, with a particular strength in relationship and business development. More specifically, since 2008, Mr. Carlson is a founding partner and Chief Financial Officer of LIFE Power & Fuels LLC and its affiliated entities. At LIFE Power & Fuels LLC he co-developed strategy of holding companies, managed initial and secondary financings, he was responsible for investor communications and maintained books and records. From February 2012 through July 2015, Mr. Carlson was Chief Financial Officer and Corporate Secretary of American Sands Energy Corp., a LIFE portfolio company. At American Sands Energy Corp., he structured and assisted in closing financings and built financial models, designed the corporate website, created marketing documents and participated in investor roadshows. Mr. Carlson was Co-founder, Director (head of compensation committee), Treasurer, Corporate Secretary and Chief Financial Officer of Colombia Energy Resources, a LIFE portfolio company. He also served as Managing Director of Terranova Capital Partners, a LIFE affiliated company. Mr. Carlson holds Series 7 and 63 licenses with the SEC.

Mr. Carlson replaces John Heaton who resigned from the Company’s Board of Directors effective the same day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Dated: September 14, 2015	/s/ Stephen Squires
STEPHEN SQUIRES
Chief Executive Officer

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